7
                                                                   EXHIBIT 10-16

                           THE LIPOSOME COMPANY, INC.
                 1991 DIRECTORS' NON-QUALIFIED STOCK OPTION PLAN


     1. PURPOSE. This 1991 Directors' Non-Qualified Stock Option Plan is intended to advance the interests of The Liposome Company, Inc., a Delaware corporation (the "Company"), and its investors and shareholders, by providing for the grant of options to purchase shares of Common Stock of the Company to the Independent Directors of the Company for the purpose of attracting, motivating and retaining such persons to serve on the Board.

          This Plan does not supersede, amend, modify or in any other way affect the existing non-qualified stock option plans of the Company heretofore approved by the Board and the Shareholders. Such plans and the options granted thereunder remain in full force and effect in accordance with their respective terms and provisions.

     2. DEFINITIONS. The following terms shall have the meanings ascribed to them below:

          a.   "Board" means the Board of Directors of the Company.

          b.   "Common Stock" means the Company's $.01 par value Common Stock.

          c. "Company" means The Liposome Company, Inc., a Delaware corporation.

          d. "Date of Approval" means the date this Plan is first approved by the Shareholders, that is May 21, 1992.

          e. "Date of Grant" means the date on which an Option is granted under this Plan.

          f. "Expiration Date" means the date by which an Option must be exercised or all rights to exercise such Option shall expire.

          g. "Independent Director" means, as of each July 1, any member of the Board who is not an employee of the Company and (a) does not own 5% or more of the Common Stock; (b) does not represent an owner of 5% or more of the Common Stock; or (c) does not join the Board pursuant to or as a result of a contractual arrangement between the Company and a third party.

          h.   "Option" means an option granted under this Plan.

          i. "Option Agreement" shall mean the agreement which must be entered into between the Optionee and the Company upon the grant of an Option by the Company to the Optionee.

          j. "Optionee" means an Independent Director to whom an option, which has not expired, has been granted under this Plan, and any persons or entities entitled to exercise an Option pursuant to Section 15.

          k. "Option Price" means the price per share of Common Stock which the Optionee must pay to the Company upon any exercise of any Option, determined pursuant to Section 8 of the Plan.

          l. "Plan" means the Company's 1991 Directors' Non-Qualified Stock Option Plan, adopted by the Board of Directors on May 16, 1991 and amended on March 12, 1992, and approved by the Shareholders on May 21, 1992 (the "Date of Adoption"); further amended on March 11, 1993 and approved by the Shareholders on May 20, 1993.

          m. "Shareholders" shall mean the holders at any point in time of the outstanding shares of the Company's voting stock.

     3. STOCK SUBJECT TO PLAN. Only Common Stock shall be subject to the Options. The aggregate number of shares of Common Stock which may be issued pursuant to Options shall not exceed 550,000 shares, subject to adjustment under the terms of Section 19. The shares of Common Stock issuable upon exercise of any Option shall be either shares authorized but unissued by the Company or shares issued and reacquired by the Company. At all times during the term of this Plan and prior to the Expiration Date of any Options, the Company shall reserve and keep available such number of shares of its Common Stock as shall be sufficient for the requirements of this Plan and of any Options. If any Option shall expire, terminate or be surrendered without having been exercised in full, the unpurchased shares subject to such Option shall again be available for the purposes of this Plan.

     4.   ELIGIBILITY AND PARTICIPATION.

          a. Effective May 10, 1992, an Option to purchase 10,000 shares of Common Stock shall be automatically granted to each Independent Director on the day the Independent Director is approved as a member of the Board of Directors. The Option shall vest 2,000 shares on each anniversary date of the Date of Grant over a five (5) year period, that is twenty percent (20%) on each anniversary, provided the Grantee remains on the Board.

          b. An Option or Options to purchase 5,000 shares of Common Stock shall be granted to each Independent Director on July 1 of each year beginning in 1991. Each Independent Director is eligible for participation in this Plan. Any Independent Director who has been granted an Option may be granted additional Options provided such Independent Director continues to be a member of the Board.


     5. EFFECTIVE DATE AND APPROVAL OF PLAN. No Option shall be granted pursuant to this Plan prior to the Date of Approval and this Plan shall become effective only upon the Date of Approval. All Options under this Plan must be granted within 10 years from the Date of Adoption.

     6.   OPTION GRANT AND AGREEMENT.

          a. Options granted under this Plan shall not require any further authorization of the Board.

          b. A grant to purchase 10,000 shares of Common Stock shall be made, in accordance with the provisions of this Plan automatically, effective March 10, 1992, to each Independent Director upon appointment to the Board and shall be evidenced by a written Option Agreement dated as of the Date of Grant and executed by the Company and the Optionee. The form of Option Agreement is attached hereto as Exhibit A. The Company shall require no monetary consideration from an Optionee in exchange for the grant of an Option.

          c. A grant to purchase 10,000 shares of Common Stock will be made, in accordance with the provisions of this Plan, automatically on each July 1 to each Independent Director and shall be evidenced by a written Option Agreement dated as of the Date of Grant and executed by the Company and the Optionee. The form of Option Agreement is attached hereto as Exhibit B. The Company shall require no monetary consideration from an Optionee in exchange for the grant of an Option.

     7. PERIOD FOR EXERCISE OF OPTIONS. The Option Agreement shall state the date on which each Option, and all rights under such Option, shall become exercisable and shall expire. All Options granted under Section 4b. of this Plan shall vest and shall become exercisable one year from the Date of Grant. All Options granted under Section 4a. of this Plan shall vest and shall become exercisable in five (5) equal installments of 2,000 shares on each anniversary of the Date of Grant beginning on the first anniversary of the Date of Grant, that is, one year from the Date of Grant. The Expiration Date shall be 10 years from the Date of Grant. Options shall be subject to early termination as provided by this Plan and the Option Agreements.

     8. OPTION PRICE. The Option Agreement shall state the Option Price. The Option Price shall be the fair market value of the Common Stock which shall be equal to the NASDAQ-quoted closing price of the Common Stock on the Date of Gant. If the Common Stock did not trade on the Date of Grant, then the Option Price shall be equal to the NASDAQ-quoted closing price on the last business day prior to the Date of Grant on which the Common Stock traded.



     9.   NON-TRANSFERABILITY OF OPTION.

          a. No option shall be transferable or assignable in any way by an Optionee, otherwise than by will or by the laws of descent and distribution. Each Option shall be exercisable only by the Optionee. No Option may be pledged or hypothecated in any way or subjected to execution, attachment, or similar process.

          b. Each Option is subject to the provisions of this Section regardless of any community property interest of any spouse of the Optionee in the Option, or such spouse's successor in interest. In the event that any spouse of the Optionee shall have acquired a community property interest in such Option, the Optionee or his successor shall have the sole authority and discretion to exercise the Option on behalf of the spouse of the Optionee or such spouse's successors in interest.

     10.  EXERCISE OF OPTION.

          a. Each Option shall be exercisable from time to time over a period commencing on the first anniversary of the Date of Grant and ending upon the Expiration Date of the Option, unless earlier terminated in accordance with the provisions of this Plan or the Option Agreement under which such Option is granted.

          b. The Option shall be exercised by the Optionee by giving written notice to the Secretary of the Company specifying the number of shares to be purchased and accompanied by payment of the full Option Price of the shares in whatever manner the Board authorizes.

          c. Within a reasonable period after receipt by the Secretary of the Company of notice and payment, the Company shall issue the shares purchased in the name of the Optionee and deliver the certificates evidencing the shares; provided, however, that the Company shall not issue the shares unless and until the Company effects or obtains the satisfaction of withholding tax or other withholding liabilities, or the listing, registration, or qualifications of any shares upon any securities exchange or under any state or federal law, or the consent or approval of any regulatory body, which the Company, in its discretion, deems necessary or desirable.

     11. INVESTMENT PURPOSE. Notwithstanding any other provision in this Plan, no Option may be exercised unless and until the shares to be issued upon the exercise thereof have been registered under the Securities Act of 1933 and applicable state securities laws, or are, in the opinion of counsel to the Company, exempt from such registration. The Company shall not be under any obligation to register under applicable federal or state securities laws any shares to be issued upon the exercise of an Option, or to comply with an appropriate exemption from registration under such laws in order to permit the exercise of an Option and the issuance and sale of the shares subject to such Option.



     12. RESTRICTIVE LEGEND. A restrictive legend shall be placed on each certificate of stock issued pursuant to the exercise of an Option if the securities are unregistered, setting forth the unregistered nature of the securities, and the restrictions upon repurchase or resale of such securities as provided in this Plan, the By-Laws or Certificate of Incorporation of the Company, the Option Agreements, or any other document or agreement pertaining to the shares.

     13. VESTING OF SHAREHOLDER RIGHTS. No Optionee shall have any of the rights of a Shareholder until the certificates evidencing the shares purchased are properly delivered to the Optionee. No adjustment shall be made for any type of dividend or distribution or right for which the record date is prior to the date the shares are delivered.

     14. CONTINUATION OF SERVICES. The granting of an Option to an Independent Director does not alter in any way the Company's or Shareholders' existing rights to remove such Independent Director from the Board, nor does it confer upon any such Independent Director any rights or privileges, except as specifically provided in this Plan.

     15.  EARLY TERMINATION OF OPTIONS:  DEATH OR DISABILITY OF OPTIONEE.

          a. If an Optionee leaves the Board due to death or disability with an outstanding Option, his Option privileges shall be limited to the shares which were immediately purchasable by him on the date he left the Board. Such Option privileges shall expire unless exercised by the Optionee, or by the executor or administrator of the Optionee's estate or the person or persons to whom the Option has been validly transferred by the executor or administrator pursuant to will or laws of descent and distribution, within twenty-four (24) months after the date the Optionee left the Board or within the remaining term of the Option, whichever is less.

          b. Any person or entity succeeding to the right to exercise an Option pursuant to this Section 15 shall be bound by all of the provisions of this Plan and the relevant Option Agreement as an Optionee.

     16. EARLY TERMINATION OF OPTIONS: OTHER. If an Optionee leaves the Board for other than (i) cause (see Section 21 of this Plan) or (ii) death or disability (see Section 15 of this Plan) with an outstanding Option, his Option privileges shall be limited to the shares which were immediately purchasable by him on the date he left the Board. Such Option privileges shall expire unless exercised by the Optionee within six (6) months after the date the Optionee left the Board or within the remaining term of the Option, whichever is less.

     17.  RESTRICTIONS AND RIGHT OF FIRST REFUSAL ON RESALE BY OPTIONEE.   The
shares acquired pursuant to the exercise of an Option shall be subject to such restrictions as the Board may determine.


     18.  RESOLUTION OF QUESTIONS.      Any questions or issues arising under
this Plan or any Option shall be resolved by the Board, whose decision shall be final and binding.

     19.  ADJUSTMENTS.

          a. In the event that the issued and outstanding shares of the Common Stock are increased, decreased, changed into, or exchanged for, a different number or kind of shares or other securities of the Company or of another corporation, by reason of recapitalization, reclassification, merger, consolidation, stock split, or combination of shares, appropriate adjustment shall be made by the Board in the number and kind of shares available for purchase under outstanding Options. Such adjustment in outstanding Options shall be made with an adjustment in the Option Price and the number of shares subject to Option, but without change in the total Option Price.

          b. In the event of the dissolution of the Company, all outstanding Options shall terminate as of a date to be fixed by the Board, provided that not less than thirty (30) days' written notice of the date so fixed shall be given to each Optionee and each such Optionee shall have the right during such period to exercise his Option as to all or part of the shares subject to the Option including shares as to which such Option would not otherwise be exercisable by reason of an insufficient lapse of time.

     20. NOTICE OF DISPOSITION OF SHARES. Each Optionee shall agree pursuant to an Option Agreement to promptly notify the Company of any disposition, sale, exchange, gift or transfer of legal title of the shares acquired by the Optionee pursuant to an Option, and of any other event which, to the Optionee's knowledge, requires the Optionee to include in his gross income any amount in connection with the Option or any Option Shares.

     21. FORFEITURE OF OPTIONS AND OPTION SHARES. The Option Agreements shall state the circumstances under which an Option and shares acquired pursuant to such Option shall be forfeitable. The Option Agreements shall provide that an Optionee shall forfeit Options with or without consideration, automatically if, the Optionee is removed from the Board for cause.

     22.   AMENDMENT, SUSPENSION AND TERMINATION OF PLAN.

          a. The Board may at any time and from time to time suspend, discontinue, modify, or amend the Plan in any respect whatsoever except that (i) the Board may not amend any provision of the Plan relating to (x) the amount and price of shares underlying the Options, (y) eligibility to receive Options, or
(z) the timing of awards, more than once every six (6) months other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder and (ii) the Board may not suspend, discontinue, modify, or amend the Plan so as to adversely affect the rights of an Optionee with respect to any grants that have theretofore been made to such Optionee without such Optionee's approval.



          b. No amendment to or modification of the Plan which (i) materially increases the benefits accruing to Participants; (ii) except as provided in
Section 19 of this Plan, materially increases the number of shares that may be issued under the Plan; or (iii) materially modifies the eligibility requirements for participation under the Plan, shall be effective without shareholder approval.

     23. APPLICABLE LAW. This Plan shall be construed and interpreted in accordance with the laws of the State of Delaware.

     The undersigned certifies that the above 1991 Directors' Non-Qualified Stock Option Plan was adopted by the Board of Directors of The Liposome Company, Inc. on May 16, 1991, amended on March 12, 1992 and approved by the Shareholders on May 21, 1992; was further amended on March 11, 1993 and approved by the Shareholders on May 20, 1993, and was further amended on on November 16, 1995 and March 7, 1996 and approved by the Shareholders on May 9, 1996.





_______________________________
                                                                 Carol J.
                                   Gillespie


Dated:    August 5, 1996